Exhibit 23.1 Consent of Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S‑8 (No. 333-156144 and No. 333-153080) of Louisiana-Pacific Corporation of our report dated June 25, 2024, with respect to the statement of net assets available for benefits of the Louisiana-Pacific Corporation 401k and Profit Sharing Plan as of December 31, 2023, the related statement of changes in net assets available for benefits for the year then ended, and the related Supplemental Schedule of Assets (Held at End of Year) as of December 31, 2023, which appears in the December 31, 2023 annual report on Form 11-K of the Louisiana-Pacific 401k and Profit Sharing Plan.

/s/ LBMC, PC

Brentwood, Tennessee
June 25, 2024